Exhibit 23.22

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of CHS/Community Health Systems, Inc. (CHS) for the registration of CHS’ 5.125% Senior Secured Notes Due 2021 and CHS’ 6.875% Senior Notes Due 2022 and to the incorporation therein of our report dated April 10, 2014 with respect to the consolidated financial statements of Health Management Associates, Inc. appearing in Community Health Systems, Inc.’s Current Report on Form 8-K dated April 10, 2014.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

September 17, 2014